Exhibit 99.1

INVESTOR AGREEMENT

This INVESTOR AGREEMENT is made and entered into as of April 2, 2013 (the “Agreement”) by and among Xyratex Ltd, a limited liability company incorporated under the laws of Bermuda (the “Company”), Baker Street Capital Management, LLC, a California limited liability company (the “Investor”), Vadim Perelman, in his individual capacity and as the managing member of the Investor (“Mr. Perelman”) and Kenneth Traub (“Mr. Traub” and together with Mr. Perelman, the “Investor Directors”.  The Company, the Investor and the Investor Directors are referred to herein as the “Parties.”

WHEREAS, the Investor beneficially owns the number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), listed on Exhibit A to this Agreement;

WHEREAS, the Company and the Investor have reached an agreement with respect to certain matters related to the appointment of the Investor Directors to the board of directors of the Company (the “Board”), the Company’s 2013 annual general meeting of stockholders (the “2013 Annual Meeting”) and certain other matters, as provided in this Agreement; and

WHEREAS, the Board has considered the qualifications of Mr. Perelman and Mr. Traub, and has conducted such review as they have deemed appropriate, including as to reviewing materials provided by Mr. Perelman, Mr. Traub and the Investor and the answers to the questionnaire provided at Exhibit B to this Agreement;

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby agree as follows:

Section 1.              Board of Directors Matters.

(a)           The Investor and the Company hereby acknowledge and agree that:

(i)            (a) Effective on April 2, 2013 (the “Appointment Date”), Mr. Perelman shall be appointed to serve as a director on the Board in Class I (i.e., with a term expiring at the 2013 Annual Meeting), (b) the Nominations and Corporate Governance Committee of the Board (the “Nominations Committee”) will recommend for nomination and the Board will nominate Mr. Perelman for election as a director in Class I at the 2013 Annual Meeting and solicit proxies from the Company’s stockholders for the election of Mr. Perelman at the 2013 Annual Meeting, and otherwise support Mr. Perelman for election in a manner no less rigorous and favorable than the manner in which the Company supports its other nominees and (c) Mr. Traub shall (x) be entitled to attend Board meetings occurring prior to the date of his appointment to the Board as an observer, provided that the Board may excuse Mr. Traub from any portion of any Board meeting where the Board reasonably determines that it would be in the Company’s best interests to do so, for privilege, conflict of interest or other reasons and (y) be appointed to serve as a director on the Board in Class III (i.e., with a term expiring at the 2014 annual general meeting of stockholders) promptly following the 2013 Annual Meeting.

(ii)           The Investor and the Investor Directors have provided to the Company information required to be customarily disclosed with respect to directors, candidates for directors and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations in form and substance substantially similar to the questionnaire provided in Exhibit B, and will provide such other information as reasonably requested by the Company from time to time with respect to the Investor and the Investor Directors.

(iii)          To the extent an Investor Director resigns for any reason (other than pursuant to Section 6 hereof), is unable to serve or is otherwise deemed ineligible to serve as the Investor Director prior to the expiration of the Standstill Period (as defined below), the Investor shall be entitled to designate, for consideration by the Nominations Committee as a replacement for an Investor Director, an individual who (A) qualifies as “independent” under the Nasdaq corporate governance standards and (B) is qualified to serve as a director under the laws of Bermuda.  The Nominations Committee shall consider such candidate within ten (10) business days after a completed customary director’s and officer’s questionnaire and background check has been received by the Nominations Committee, and subject to the Nominations Committee’s approval, which approval shall not be unreasonably withheld and shall be consistent with its fiduciary duties, the Board shall appoint such candidate approved by the Nominations Committee within five (5) business days (any such replacement director appointed in accordance with the provisions of this Section 1(a)(iii) shall be referred to as an “Investor Director” for the purposes of this Agreement and shall execute and deliver a joinder to this Agreement in such capacity).  In the event the Nominations Committee shall decline to recommend any particular candidate designated by the Investor, the Investor shall have the right to propose one or more replacement designees, subject to the above criteria.

(iv)          Each of Mr. Perelman and Mr. Traub agrees to act as an Investor Director on the terms and conditions of this Agreement and to serve as a director on the Board, and Mr. Perelman further consents to be named as a nominee in the Company’s proxy statement for the 2013 Annual Meeting.  Mr. Perelman and Mr. Traub acknowledge that each has received and reviewed the policies and guidelines of the Board and the Company generally applicable to directors (including, without limitation, regarding confidentiality, conflicts of interest, trading and disclosure and other governance matters), copies of which have been previously provided to Mr. Perelman and Mr. Traub.

(v)           The Company agrees that (i) promptly following the execution of the Agreement, the Board will form a Strategic Committee to explore strategic alternatives and Mr. Perelman will be offered membership on such committee or any subcommittee, and (ii) during their initial terms on the Board, at least one of the Investor Directors will be offered membership to each other committee or subcommittee of the Board whether now existing or hereafter created assuming they meet legal and stock exchange requirements for each such committee.

(vi)          Notwithstanding anything to the contrary in this Agreement, the Investor agrees that it will not, directly or indirectly (including through Mr. Perelman), seek to elect more than two (2) directors to the Board at the Company’s 2014 annual meeting of stockholders or otherwise prior to the date that is thirty (30) calendar days prior to the deadline established pursuant to the Company’s bye-laws for the submission of stockholder nominations for the Company’s 2015 annual general meeting of stockholders (i.e., such that Board designees or nominees of the Investor and Mr. Perelman will in no event in the aggregate constitute a majority of the members of the Board prior to the 2015 annual general meeting of stockholders).

Section 2.              2013 Annual Meeting.

(a)           At the 2013 Annual Meeting, the Investor agrees to publicly support and to appear in person or by proxy and vote all shares of Common Stock beneficially owned by the Investor in favor of (i) the election of the director nominees, including Mr. Perelman, recommended by the Board and named in the Company’s proxy statement to be mailed to the Company’s stockholders in advance of the 2013 Annual Meeting and (ii) all other matters recommended for stockholder approval by the Board at the 2013 Annual Meeting.

(b)           The Investor agrees, within five (5) business days after receipt, to execute and deliver to the Company, or cause to be executed and delivered to the Company, the proxy card sent to the Investor by the Company in connection with the 2013 Annual Meeting directing that the shares of Common Stock beneficially owned by the Investor, as of the applicable record date, be voted in accordance with Section 2(a).

(c)           The Parties acknowledge and agree that the only proposals that may be presented by the Company for consideration at the 2013 Annual Meeting are the (i) election of the Class I director nominees and (ii) ratification of the Company’s independent registered public accounting firm for the current fiscal year.

Section 3.              Standstill.

(a)           The Investor agrees that, from the date of this Agreement until the expiration of the Standstill Period, neither it nor any of its controlled Affiliates will, and it will cause each of its controlled Affiliates not to, directly or indirectly, in any manner, acting alone or in concert with others, including by forming a “group” (as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with any parties other than its controlled Affiliates or the Investor Directors as a result of this Agreement or matters related to the consummation of the transactions contemplated by the Agreement to:

(i)            acquire, announce an intention to acquire, offer or propose to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, record or beneficial ownership of any additional shares of capital stock of the Company, except that the Investor may participate on equal terms with other stockholders of the Company in any rights offering, public offering or other similar transaction approved by the Board as long as any such purchases do not result in the Investor increasing its percentage ownership of the Company outstanding shares of Common Stock in excess of the percentage owned as of the date of this Agreement;

(ii)           except in connection with an Opposition Matter, seek, propose, facilitate, participate, finance, solicit, assist or endorse any person or entity with respect to, a merger, consolidation, acquisition of control or other business combination, tender or exchange offer, purchase, sale or transfer of all or substantially all assets or securities, dissolution, liquidation, reorganization, change in capital structure, recapitalization, dividend, share repurchase or similar transaction involving the Company, whether or not any such transaction involves a change of control of the Company;

(iii)          except as provided in Section 1 of this Agreement, seek, propose, solicit, assist or endorse any person or entity with respect to, a change in structure, size or composition of the Board or change in the executive officers of the Company;

(iv)          submit any stockholder proposal (pursuant to Rule 14a-8 promulgated by the Securities and Exchange Commission (the “SEC”) under the Exchange Act or otherwise) or any notice of nomination or other business for consideration, or nominate any candidate for election to the Board, other than as expressly permitted by this Agreement;

(v)           except in connection with an Opposition Matter, engage in, directly or indirectly, any “solicitation” (as defined in Rule 14a-1 of Regulation 14A) of proxies or written consents or otherwise become a “participant in a solicitation” (as such term is defined in Instruction 3 of Schedule 14A of Regulation 14A under the Exchange Act) in opposition to the recommendation or proposal of the Board, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of the Common Stock or other voting securities or grant a proxy with respect to the voting of the Common Stock or other voting securities to any person other than to the Board or persons appointed as proxies by the Board with respect to the matters contemplated by Section 2(a);

(vi)          except in connection with an Opposition Matter, form, join in or in any other way participate in a “partnership, limited partnership, syndicate or other group” within the meaning of Section 13(d)(3) of the Exchange Act (other than with controlled Affiliates of the Investor) with respect to the Common Stock or other voting securities of the Company or deposit any shares of Common Stock or other voting securities of the Company in a voting trust or similar arrangement or subject any shares of Common Stock or other voting securities of the Company to any voting agreement or pooling arrangement, other than to the extent such a group may be deemed to result with the Company or any of its controlled Affiliates, or the Investor Directors as a result of this Agreement or matters related to the consummation of the transactions contemplated by the Agreement;

(vii)         except in connection with an Opposition Matter, seek publicly, or through discussions with anyone other than the Company or the Board, any control or influence over the Company’s policies or in opposition to any recommendation of the Board;

(viii)        except in connection with an Opposition Matter, seek publicly, or through discussions with anyone other than the Company or the Board, the divestiture, break-up or spin-off of the Company’s businesses or assets;

(ix)          vote for any nominee or nominees for election to the Board, other than those nominated or supported by the Board;

(x)           except as specifically provided in Section 1 and Section 2 of this Agreement, seek to place a representative or other controlled Affiliate or nominee on the Board or seek the removal of any member of the Board or a change in the size or composition of the Board;

(xi)          disclose publicly, or privately in a manner that could reasonably be expected to become public (except with the consent of the Company), any intention, plan, position or arrangement inconsistent with the foregoing;

(xii)         take any action challenging the validity or enforceability of any provisions of this Section 3(a);

(xiii)        except in connection with an Opposition Matter, call, seek to call or request the call of a special meeting of the Company’s stockholders;

(xiv)        publicly request that the Company amend or waive any provision of this Section 3(a); or

(xv)         enter into any agreement, arrangement or understanding concerning any of the foregoing (other than this Agreement) or solicit or knowingly encourage any person to undertake any of the foregoing activities;

provided, however, that nothing in this Section 3(a) or elsewhere in this Agreement shall (A) prohibit the Investor Directors, acting in their fiduciary capacity as a director of the Company, from (1) taking any action or making any statement at any meeting of the Board or of any committee thereof or (2) making any statement to the Chief Executive Officer, the Chief Financial Officer or any other director of the Company in his capacity as a director; or (B) prohibit the Investor Directors, acting in their fiduciary capacity as a director of the Company, from making any statement or disclosure determined (on advice of outside legal counsel) to be required under the federal securities laws or other applicable laws.

(b)           As used in this Agreement:

(i)            the term “Affiliate” shall have the meaning set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature;

(ii)           the term “Standstill Period” shall mean the period commencing on the date of this Agreement and ending on the date that is thirty (30) calendar days prior to the deadline established pursuant to the Company’s bye-laws for the submission of stockholder nominations for the Company’s 2014 annual general meeting of stockholders;

(iii)          the terms “beneficial owner” and “beneficial ownership” of shares shall include: (A) “beneficial owners” and shares “beneficially owned” within the meaning afforded such term by Rule 13d-3 promulgated under the Exchange Act and (B) persons beneficially owning any interest afforded by any derivative, swap or other transaction or series of transactions engaged in, directly or indirectly, by a person, the purpose or effect of which is to give such person economic risk similar to ownership of shares of any class or series of the Company, including due to the fact that the value of such derivative, swap or other transactions is determined by reference to the price, value or volatility of any shares of any class or series of the Company, or which derivative, swap or other transactions provide, directly or indirectly, the opportunity to profit from any increase in the price or value of shares of any class or series of the Company without regard to whether (x) the derivative, swap or other transactions convey any voting rights in such shares to such person, (y) the derivative, swap or other transactions are required to be, or are capable of being, settled through delivery of such shares or (z) the Investor may have entered into other transactions that hedge or mitigate the economic effect of such derivative, swap or other transactions; and

(iv)          the term “Opposition Matter” shall mean: (a) the sale or transfer of all or substantially all of the Company’s assets; (b) the sale or transfer of a majority of the outstanding shares of the Company’s Common Stock (through a merger, stock purchase or otherwise); (c) an acquisition or disposition of assets by the Company that can reasonably be interpreted to be required to be reported under Item 2.01 of Form 8-K pursuant to the Exchange Act (if the Company were subject to the reporting requirements of the Exchange Act); or (d) any merger, consolidation, acquisition of control or other business combination, tender or exchange offer, dissolution, liquidation, recapitalization or reorganization that either can reasonably be interpreted to be required to be reported under Item 2.01 of Form 8-K pursuant to the Exchange Act (if the Company were subject to the reporting requirements of the Exchange Act) or would result in a person owning a majority of the outstanding shares of the Company’s Common Stock, in each case that has been approved by the Board but voted against by Mr. Perelman.

Section 4.              Company Covenants.  The Company agrees that, from the date of this Agreement until the expiration of the Standstill Period, it will not (i) increase the size of the Board above seven (7) directors or (ii) implement any antitakeover provisions other than the continuation of the shareholder rights plan in the present form (including beyond the current term of such plan by adopting a new plan or amending the existing plan to extend the current term of the plan).

Section 5.              Expenses.  The Company agrees to reimburse the Investor for its reasonable and customary out-of-pocket expenses incurred in connection with the negotiation and drafting of this Agreement and related matters concerning Board representation, in an amount not to exceed $20,000 following receipt of reasonably satisfactory documentation with respect to such expenses.

Section 6.              Resignation Letter.  As a condition to commencement of his term on the Board (or nomination therefor), each of the Investor Directors shall provide to the Company an irrevocable letter of resignation, effective upon the earlier of (a) such time, prior to the end of such Investor Director’s term, the Investor sells, or has Short Interests (as defined below) with respect to, an aggregate of 3,459,430 shares of the Common Stock, and (b) 15 days after final judicial determination of a material breach by the Investor or such Investor Director of this Agreement.  The Investor shall provide notice to the Company within three business days if the it sells or has Short Interests with respect to an aggregate of 3,459,430 shares of Common Stock as described in clause (a) above.  For purposes of this Agreement, “Short Interests” means any agreement, arrangement, understanding or relationship, including any repurchase or similar so-called “stock borrowing” agreement or arrangement, engaged in, directly or indirectly, whether by means of derivatives or otherwise, by any Investor, the purpose or effect of which is to mitigate loss to, reduce the economic risk (of ownership or otherwise) of shares of any class or series of the Company by, including but not limited to “short” positions in shares of common stock, “long” puts, “short” calls, “short” forward or swap positions, manage the risk of share price changes for, or increase or decrease the voting power of, the Investor with respect to the shares of any class or series of the Company, or which provides, directly or indirectly, the opportunity to profit from any decrease in the price or value of the shares of any class or series of the Company.

Section 7.              Confidentiality.  The Investor acknowledges and agrees that the Investor Directors will obtain and have access to, whether through board meetings, board deliberations or discussions among or between directors, Company employees or agents, confidential, proprietary or competitively sensitive information concerning the Company and its subsidiaries (“Confidential Information”).  Confidential Information will not include information that is or was (i) in the public domain or was or becomes generally available to the public other than as a result of disclosure by (x) the Investor, the Investor Directors or their respective advisors or representatives or (y) any other person known by the Investor or the Investor Directors after reasonable inquiry to be prohibited from transmitting the information to the public by a contractual, legal, fiduciary or other binding obligation with or to the Company, (ii) independently acquired by any of the Investor or the Investor Directors or their respective advisors or representatives without violating any of their obligations under this Agreement or under any other contractual, legal, fiduciary or other binding obligation with or to the Company, or (iii) was available, or becomes available, to any of the Investor, the Investor Directors or their respective advisors or representatives on a non-confidential basis other than as a result of its disclosure to the Investor or the Investor Directors by the Company or any representative of the Company, but only if the source of such information is not prohibited from transmitting the information to the Investor or the Investor Directors or their respective advisors or representatives by a contractual, legal, fiduciary or other binding obligation with or to the Company.  Except as otherwise provided in any confidentiality agreement with the Company to which the Investor is or becomes a party, the Investor acknowledges and agrees that the Investor Directors shall be prohibited under the Company’s policies regarding confidentiality from disclosing any such Confidential Information to the Investor.  The Investor acknowledges that it is aware that (a) any such Confidential Information contains or may itself be material, non-public information concerning the Company and (b) the United States securities laws prohibit any person who has received material, non-public information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other persons under circumstances in which it is reasonably foreseeable that such person is likely to purchaser or sell such securities.  For so long as each Investor Director remains on the Board, he agrees, and for so long as Mr. Perelman remains on the Board, the Investor agrees, to be subject to, and to comply with, the same trading restrictions, including trading blackout periods, to which other members of the Board are subject, the current form of which is are set forth on Exhibit D to this Agreement.  The Company agrees that no changes will be made to existing trading restrictions unless they are required or appropriate to comply with legal requirements.

Section 8.              Compensation.  The Investor Directors shall be compensated for their service as a director and shall be reimbursed for their respective expenses on the same basis as all other non-employee directors of the Company, provided, however that: (i) Mr. Traub shall receive cash in lieu of any equity-based compensation, with the amount of cash to be calculated in accordance with customary valuation methods (the “Cash Equivalent”), and (ii) Mr. Perelman shall receive the same cash compensation as all other non-employee directors of the Company, less the Cash Equivalent. Messrs. Perelman and Traub shall not be eligible to be granted equity-based compensation of the Company.

Section 9.              Indemnification and Insurance.  Investor Directors shall be entitled to the same rights of indemnification as the other directors of the Company as such rights may exist from time to time.  The Company shall, promptly after their respective dates of appointment or election to the Board, take such action, if any, as may be necessary to add Investor Directors to the Company’s directors’ and officers’ liability insurance policy as insured persons thereunder.

Section 10.            Representations and Warranties of the Company.  The Company represents and warrants to the Investor that (a) the Company has the corporate power and corporate authority to execute the Agreement, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with the Company’s organization documents or any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, or any material agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound.

Section 11.            Representations and Warranties of the Investor and Mr. Perelman.  The Investor, on behalf of itself, represents and warrants to the Company that (a) this Agreement has been duly and validly authorized, executed and delivered by the Investor, and constitutes a valid and binding obligation and agreement of the Investor, enforceable against the Investor in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (b) the Investor has the authority to execute the Agreement and (c) the execution, delivery and performance of this Agreement by the Investor does not and will not violate or conflict with (i) its organizational documents or any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound.  Each of Mr. Perelman and Mr. Traub, on behalf of himself, represents and warrants to the Company that (a) this Agreement has been duly and validly authorized, executed and delivered by such individual, and constitutes a valid and binding obligation and agreement of such individual, enforceable against such individual in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, and (b) such individual has the authority to execute the Agreement.

Section 12.            Mutual Non-Disparagement.

(a)           The Investor agrees that, prior to the expiration of the Standstill Period, neither it nor any of its controlled Affiliates will, and it will cause each of its controlled Affiliates not to, directly or indirectly, in any capacity or manner, make any public communication or statement, that would reasonably be construed to (i) be derogatory or critical of, or negative toward, the Company or any of its directors, officers or employees (collectively, the “Company Representatives”) or (ii) malign, harm, disparage, defame or damage the reputation or good name of the Company, its business or any of the Company Representatives; provided, that clause (i) above shall not prohibit the Investor and their controlled Affiliates from engaging in non-public communications with the Company, any Company Representative or any of their respective controlled Affiliates or any director, officer, employee or partner of the Investor.

(b)           The Company hereby agrees that, prior to the expiration of the Standstill Period, neither it nor any of its controlled Affiliates will, and it will cause each of its controlled Affiliates not to, directly or indirectly, in any capacity or manner, make any public communication or statement, that would reasonably be construed to (i) be derogatory or critical of, or negative toward, the Investor or any of its principals, directors, officers or employees (collectively, the “Investor Representatives”) or (ii) malign, harm, disparage, defame or damage the reputation or good name of the Investor or any of the Investor Representatives; provided that clause (i) above shall not prohibit the Company from engaging in non-public communications with the Investor, any Company Representative or any of their respective controlled Affiliates or any director, officer, employee or partner of the Investor.

(c)           Notwithstanding the foregoing, nothing in this Section 12 or elsewhere in this Agreement shall prohibit any Party from making any statement or disclosure required under the federal securities laws or other applicable laws or legal process.

Section 13.            Public Announcements.  Promptly following the execution of this Agreement, the Company and the Investor shall jointly issue a mutually agreeable press release (the “Mutual Press Release”) announcing the terms of this Agreement, substantially in the form attached hereto as Exhibit C.  Prior to the issuance of the Mutual Press Release, neither the Company nor the Investor shall issue any press release or public announcement regarding this Agreement or take any action that would require public disclosure thereof without the prior written consent of the other Party.

Section 14.            Specific Performance.  Each of the Investor, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party hereto may occur in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached and that such injury would not be adequately compensable in monetary damages.  It is accordingly agreed that the Investor, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive or other equitable relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available.

Section 15.            Notice.  Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by electronic transmission (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

To the Company:

Xyratex Ltd
Langstone Road
Havant PO9 1SA
United Kingdom
Attention: Group Secretary and Legal Counsel
Tel: +44 (0)23 9249 6306
Fax: +44 (0)23 9245 3654
Email: Malcolm_Rule@xyratex.com

with a copy to:

Latham & Watkins LLP
140 Scott Dr.
Menlo Park, California 94025
Attention: Tad J. Freese
Tel: 650-463-3060
Fax: 650-463-2600
Email: tad.freese@lw.com

If to the Investor:

Baker Street Capital Management, LLC
12400 Wilshire Blvd, Suite 940
Los Angeles, California 90025
Attention: Vadim Perelman
Telephone: (310) 246-0345
Email: vadim@bakerstreetcapital.com

with a copy to:
Olshan Frome Wolosky LLP
Park Avenue Tower

65 East 55th Street
New York, New York 10022
Attention: Steve Wolosky
Tel: (212) 451-2333
Fax: (212) 451-2222
Email: SWolosky@olshanlaw.com

Section 16.                                    Governing Law.  This Agreement shall be governed by, and construed in accordance with, the Law of the State of Delaware, without regard to conflict of law principles thereof.

Section 17.                                    Exclusive Jurisdiction.  Each Party to this Agreement (i) irrevocably and unconditionally submits to the personal jurisdiction of the state courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if said Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (iv) waives any claim of improper venue or any claim that those courts are an inconvenient forum and (v) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereunder in any court other than as specified in clause (iii) of this Section 17.  The Parties to this Agreement agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 15 or in such other manner as may be permitted by applicable Law, shall be valid and sufficient service thereof.

Section 18.                                    Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED AND UNDERSTANDS THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 18.

Section 19.                                    Entire Agreement.  This Agreement constitutes the full and entire understanding and agreement among the Parties with regard to the subject matter hereof and supersedes all prior agreements with respect to the subject matter hereof.

Section 20.                                    Receipt of Adequate Information; No Reliance; Representation by Counsel.  Each Party acknowledges that it has received adequate information to enter into this Agreement, that is has not relied on any promise, representation or warranty, express or implied not contained in this Agreement and that it has been represented by counsel in connection with this Agreement.  Accordingly, any rule of law or any legal decision that would provide any party with a defense to the enforcement of the terms of this Agreement against such party shall have no application and is expressly waived.  The provisions of the Agreement shall be interpreted in a reasonable manner to effect the intent of the Parties.

Section 21.                                    Severability.  If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid or unenforceable.  The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the purposes of such invalid or unenforceable provision.

Section 22.                                    Amendment.  This Agreement may be modified, amended or otherwise changed only in a writing signed by all of the Parties.

Section 23.                                    Successors and Assigns; No Third Party Beneficiaries.  This Agreement shall bind the successors and permitted assigns of the Parties, and inure to the benefit of any successor or permitted assign of any of the parties; provided, however, that no party may assign this Agreement without the prior written consent of the other Parties.  No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any person other than the Parties hereto and their respective successors and assigns.

Section 24.                                    Counterparts.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.  Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).  The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .PDF format or by facsimile shall be sufficient to bind the parties to the terms and conditions of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have duly executed and delivered this Agreement as of the date first above written.

Xyratex Ltd

By:	/s/ Jonathan Brooks
Name: Jonathan Brooks
Title: Chairman

Baker Street Capital Management, LLC

By:

By:	/s/ Vadim Perelman
Name: Vadim Perelman
Title: Managing Member

Vadim Perelman

By:	/s/ Vadim Perelman
Name: Vadim Perelman
Title: Self

Kenneth Traub

By:	/s/ Kenneth Traub
Name: Kenneth Traub
Title: